Exhibit 99.1

Marine Products Corporation Reports

First Quarter 2023 Financial Results

ATLANTA, April 26, 2023 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended March 31, 2023. Marine Products is a leading manufacturer of fiberglass boats under the brand names of Chaparral and Robalo. Chaparral’s sterndrive models include SSi and SSX, along with the Chaparral Surf Series. Chaparral’s outboard offerings include OSX Luxury Sportboats and SSi outboard models. Robalo builds an array of outboard sport fishing boats, which include center consoles, dual consoles and Cayman Bay Boat models.

For the quarter ended March 31, 2023, Marine Products generated record quarterly net sales of $118.9 million, a 55 percent increase compared to $76.6 million in the same quarter of the prior year. The increase in net sales was due to a 40 percent increase in the number of boats sold during the quarter and a 12 percent increase in the average selling price per boat, as well as an increase in parts and accessories sales. Unit sales increased during the quarter as we continued to clear inventory of partially completed units and increased production to satisfy dealer and retail demand. Average selling prices increased primarily due to a favorable model mix among most of our models. Unit sales increased overall within both our Chaparral and Robalo brands.

Gross profit for the first quarter of 2023 was $29.0 million compared to $18.4 million in the first quarter of the prior year. Gross margin as a percentage of net sales was 24 percent in the first quarter of both years. Operating profit for the first quarter of 2023, including the pension settlement charge, was $14.5 million, an increase of 58 percent compared to operating profit of $9.2 million in the first quarter of last year. Selling, general and administrative expenses were $14.5 million in the first quarter of 2023 compared to $9.2 million in the first quarter of 2022. The first quarter 2023 selling, general and administrative expenses also include a non-cash pension settlement charge of $2.1 million. Selling, general and administrative expenses increased due to the pension settlement charge as well as costs that vary with sales and profitability, such as incentive compensation, sales commissions and warranty expense. Selling, general and administrative expenses were 12 percent of net sales in the first quarter of both years. Net income for the first quarter of 2023 was $11.5 million, an increase of 64 percent compared to net income of $7.1 million in the first quarter of 2022. Earnings before interest, taxes, depreciation and amortization (EBITDA)1 for the first quarter of 2023 was $15.0 million, an increase of $5.4 million or 56 percent, compared to the first quarter of 2022.

Diluted earnings per share in the first quarter of 2023 were $0.34, an increase of 62 percent compared to $0.21 in the first quarter of the prior year. The effective tax rate was 23 percent in the first quarters of both 2023 and 2022.

1 EBITDA is a financial measure which does not conform to GAAP. Additional disclosure regarding this non-GAAP financial measure and its reconciliation to net income, the nearest GAAP financial measure, is disclosed in Appendix A to this press release.

First Quarter 2023 Earnings Press Release

“We increased production during the first quarter as we supported our dealers’ needs for inventory as the 2023 retail selling season began and our manufacturing efficiencies continued to improve,” stated Ben M. Palmer, Marine Products’ President and Chief Executive Officer. “The outcome of the winter boat shows was generally favorable, and our dealers continue to request both retail sold units as well as inventory to meet their projected demand. Dealer inventories are beginning to increase toward more normalized levels though they remain lower than pre-pandemic inventory levels. Though we are optimistic about near-term demand, we continue to monitor indications of negative consumer sentiment arising from higher interest rates or an economic slowdown.

“Our logistical issues and availability of materials and components continue to improve, although we are still experiencing sporadic shortages of certain manufactured components. These improvements allowed us to ship more units than we produced and are reflected in our high unit sales, lower inventory balances, and our strong cash balance at the end of the first quarter,” concluded Palmer.

Marine Products Corporation will hold a conference call today, April 26, 2023, at 8:00 a.m. Eastern Time to discuss the results for the quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ website at marineproductscorp.com. Additionally, the live conference call can be accessed by calling (888) 660-6357, or (929) 201-6127 for international callers, and using conference ID number 9979064. A replay will be available in the investor relations section of Marine Products’ website beginning approximately two hours after the call.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and outboard pleasure boats, and Robalo outboard sport fishing boats.  The Company continues to diversify its product lines through product innovation. With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and generate superior financial performance to continue building long-term shareholder value.  For more information on Marine Products Corporation visit our website at MarineProductsCorp.com.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, the statements regarding (i) our belief that our manufacturing efficiencies continue to improve, (ii) the favorable results from the 2023 winter boat shows, (iii) our optimism regarding near-term demand and (iii) our concerns regarding negative consumer sentiment resulting from higher interest rates or an economic slowdown and (iv) our belief that our logistical issues and availability of materials and components continue to improve. Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in Marine Products’ Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) for the year ended December 31, 2022.

For information about Marine Products Corporation or this event, please contact:

Michael L. Schmit

Chief Financial Officer

(404) 321-7910

irdept@marineproductscorp.com

Jim Landers

Vice President Corporate Services

(404) 321-2162

jlanders@marineproductscorp.com

First Quarter 2023 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS  (In thousands except per share data)

Period ended March 31, (Unaudited)	First Quarter
	2023	2022
Net sales	$118,914	$76,612
Cost of goods sold	89,892	58,217
Gross profit	29,022	18,395
Selling, general and administrative expenses	14,533	9,240
Operating profit	14,489	9,155
Interest income (expense)	483	(17)
Income before income taxes	14,972	9,138
Income tax provision	3,423	2,075
Net income	$11,549	$7,063

EARNINGS PER SHARE
Basic	$0.34	$0.21
Diluted	$0.34	$0.21

AVERAGE SHARES OUTSTANDING
Basic	34,379	34,100
Diluted	34,379	34,100

First Quarter 2023 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE  SHEETS

	(in thousands)
	MARCH 31, 2023	DECEMBER 31, 2022
	(Unaudited)
ASSETS
Cash and cash equivalents	$62,601	$43,171
Accounts receivable, net	10,920	5,340
Inventories	66,839	73,015
Income taxes receivable	174	28
Prepaid expenses and other current assets	2,431	3,444
Total current assets	142,965	124,998
Property, plant and equipment, net	16,231	14,965
Goodwill	3,308	3,308
Other intangibles, net	465	465
Retirement plan assets	10,218	9,881
Deferred income taxes	6,935	6,027
Other assets	4,055	4,071
Total assets	$184,177	$163,715

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$12,530	$8,250
Accrued expenses and other liabilities	21,697	15,340
Total current liabilities	34,227	23,590
Retirement plan liabilities	15,535	14,440
Other long-term liabilities	1,549	1,304
Total liabilities	51,311	39,334
Common stock	3,444	3,422
Capital in excess of par value	-	-
Retained earnings	129,531	122,954
Accumulated other comprehensive loss	(109)	(1,995)
Total stockholders' equity	132,866	124,381
Total liabilities and stockholders' equity	$184,177	$163,715

First Quarter 2023 Earnings Press Release

Appendix A

Marine Products Corporation has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call. EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with GAAP.

Marine Products Corporation uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure. This reconciliation also appears on Marine Products Corporation’s investor website, which can be found on the Internet at marineproductscorp.com.

(Unaudited)
Periods ended March 31,	Three Months Ended
(In thousands)	2023	2022

Reconciliation of Net Income to EBITDA
Net Income	$11,549	$7,063
Add:
Income tax provision	3,423	2,075
Depreciation and amortization	523	472
Less:
Interest income (expense)	483	(17)
EBITDA	$15,012	$9,627